Exhibit 10.2
MPLX LP
2012 INCENTIVE COMPENSATION PLAN
PERFORMANCE UNIT AWARD AGREEMENT
2017-2019 PERFORMANCE CYCLE

As evidenced by this Award Agreement and under the MPLX LP 2012 Incentive Compensation Plan (the “Plan”), MPLX GP LLC, a Delaware limited liability company (the “Company”), the general partner of MPLX LP, a Delaware limited partnership (the “Partnership”) has granted to [NAME] (the “Participant”), an officer of the Company, on [DATE] (the “Grant Date”), [NUMBER] performance units (“Performance Units”), conditioned upon the Company’s TUR ranking relative to the Peer Group and the DCF Payout Percentage for the Performance Cycle as established by the Board of Directors of the Company, and as set forth herein. The Performance Units are subject to the following terms and conditions:

1.    Relationship to the Plan. This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Board. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant.

2.    Determination of Payout Percentage. As soon as practical following the close of the Performance Cycle, the Board shall determine and certify the Payout Percentage. The final Payout Percentage will be the simple average of the TUR Payout Percentage and the DCF Payout Percentage, each as determined in accordance with this Section 2.

(a)    The “TUR Payout Percentage” shall be the simple average of the TUR Period Percentages for each of the following four performance periods:

(i)	January 1, 2017 through December 31, 2017

(ii)	January 1, 2018 through December 31, 2018

(iii)	January 1, 2019 through December 31, 2019

(iv)	January 1, 2017 through December 31, 2019

The Board shall determine the TUR Period Percentage for each performance period as follows:

(I)     First, the Board shall determine the TUR Performance Percentile, and then the TUR Period Percentage as follows (using straight-line interpolation between levels above threshold):

TUR Performance Percentile	TUR Period Percentage
Ranked below 25th percentile	0%
Ranked at 25th percentile	50%
Ranked at 50th percentile	100%
Ranked at the 100th percentile	200%

(II)    Notwithstanding anything herein to the contrary, if the Partnership’s Total Unitholder Return calculated for the applicable performance period is negative, then the TUR Period Percentage for that performance period shall not exceed 100% regardless of the TUR Performance Percentile for the performance period.

(III)    Notwithstanding anything herein to the contrary, the Board has sole and absolute authority and discretion to reduce the TUR Payout Percentage as it may deem appropriate.

(b)    The DCF Payout Percentage shall be determined based upon the Partnership’s DCF Per Common Unit for the 12 month period ending December 31, 2019 (the “DCF Measurement Period”) as follows (using straight-line interpolation between levels above threshold):

DCF Per Common Unit	Payout Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

The threshold, target and maximum performance levels shall be those certain levels that are pre-established by the Board for purposes of this award, which shall be set forth in a confidential memorandum or other written communication provided to the Participant on or around the date of this Agreement, as such levels may be adjusted pursuant to the provisions of the Plan, as applicable.

Notwithstanding anything herein to the contrary, the Board has sole and absolute authority and discretion to reduce the DCF Payout Percentage as it may deem appropriate.

3.    Vesting of Performance Units. Unless the Participant’s right to the Performance Units is previously forfeited or vested in accordance with Paragraphs 4, 5,6, 7, or 8 following the Board’s determinations pursuant to Paragraph 2, the Participant shall vest in and be entitled to receive a payment equal to the Payout Value.  The Payout Value shall be distributed 75% in cash and 25% in common units.  The number of common units distributed shall be calculated by dividing 25% of the Payout Value by the Fair Market Value of the common units on the date on which the Payout Percentage is certified by the Board, rounding down to the nearest whole unit.  The remainder shall be paid in cash.  Such payments shall be made as soon as administratively feasible following the Board’s determination under Paragraph 2 and, in any event, on or before March 15th following the end of the Performance Cycle.  If, in accordance with the Board’s determination under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units.  Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 3 and the making of the related payment, if any, the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full.

4.    Termination of Employment. If Participant’s Employment is terminated prior to the close of the Performance Cycle for any reason other than death, Retirement, Qualified Termination, or Mandatory Retirement, as set forth in Paragraphs 5, 6, 7, and 8 below, the Participant’s right to the Performance Units shall be forfeited in its entirety as of the date of such termination, and the rights of the Participant and the obligations of the Company under this Award Agreement shall be terminated.

5.    Termination of Employment due to Death. If Participant’s Employment is terminated by reason of death prior to the close of the Performance Cycle, the Participant’s right to receive the Performance Units shall vest in full as of the date of death and the Payout Percentage shall be 100%. The payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 3 as soon as administratively feasible but in all cases no later than the last day of the calendar year following the calendar year in which the Participant’s death occurs; provided, however, that the timing of the payment shall be determined in the sole discretion of the Board and no other individual or entity shall directly or indirectly designate the taxable year of payment. Such vesting shall satisfy the rights of the Participant and the obligations of the Company under this Award Agreement in full.

6.    Termination of Employment due to Retirement. In the event of the Retirement of the Participant after nine months of the Performance Cycle have elapsed, the Participant’s Performance Units shall be settled based on the performance for the Performance Cycle and payable on a pro-rata basis as determined and certified by the Board after the close of the Performance Cycle as described below. Subject to the negative discretion of the Board, the Participant will be entitled to receive a payment equal to the product of (i) the pro-rata vesting percentage equal to the days of Participant’s Employment during the Performance Cycle divided by the total days in the Performance Cycle and (ii) the Payout Value. Such payment shall be made as soon as administratively feasible following the Board’s determination under Paragraph 2 and, in all cases, the payment will be made within the first calendar year following the end of the Performance Cycle. If, in accordance with the Board’s determination under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 6 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full. The death of the Participant following Retirement but prior to the close of the Performance Cycle shall have no effect on this Paragraph 6.

7.    Vesting Upon a Qualified Termination. Notwithstanding anything herein to the contrary, upon a Participant’s Qualified Termination prior to the end of the Performance Cycle, the Participant’s right to receive the Performance Units, unless previously forfeited pursuant to Paragraph 4, shall vest in full and the Payout Percentage shall be determined as follows (subject to the negative discretion of the Board): (i) for the time period from the beginning of the Performance Cycle to the date of the Change in Control, the Payout Percentage shall be based upon actual TUR Performance Percentile and DCF Payout Percentage at target; and (ii) for the time period from the date of the Change in Control to the end of the Performance Cycle, the Payout Percentage shall be 100%. A payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 3, except that it shall be made 100% in cash and within 75 days of the Participant’s Qualified Termination; provided, however, that the timing of the payment shall be determined in the sole discretion of the Board and the Participant shall not directly or indirectly designate the taxable year of payment. Such vesting shall satisfy the rights of the Participant and the obligations of the Company under this Award Agreement in full.

8.    Termination of Employment due to Mandatory Retirement. In the event the Participant’s Employment is terminated as a result of Mandatory Retirement prior to the end of the Performance Cycle, the Participant’s Performance Units shall, subject to the Board’s negative discretion, be settled based on the Payout Percentage for the Performance Cycle.

Following the Board’s determinations pursuant to Paragraph 2, the Participant shall vest in and be entitled to receive a payment equal to the Payout Value. The payment shall be made as soon as administratively feasible following the Board’s determination and, in all cases, the payment will be made within the first calendar year following the end of the Performance Cycle. If, in accordance with the Board’s determination under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 8 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full. The death of the Participant following Retirement but prior to the close of the Performance Cycle shall have no effect on this Paragraph 8.

9.    Specified Employees. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant is a “specified employee” as determined by the Company in accordance with its established policy, any settlement of Awards described in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. In addition, notwithstanding any provision of the Plan or this Award Agreement to the contrary, any settlement of this Award which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant and is a settlement as a result of the Participant’s separation from service in connection with a Change in Control, the term “Change in Control” under the Plan shall mean a change in ownership or change in effective control for purposes of Section 409A of the Code. The payment of Award amounts under this Award Agreement described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.

10.    Repayment or Forfeiture Resulting from Forfeiture Event.

(a)    If there is a Forfeiture Event either during the Participant’s Employment or within three years after termination of the Participant’s Employment, then the Board may, but is not obligated to, cause some or all of the Participant’s outstanding Performance Units to be forfeited by the Participant.

(b)    If there is a Forfeiture Event either during the Participant’s Employment or within three years after termination of the Participant’s Employment and a payment has previously been made in settlement of Performance Units granted under this Award Agreement, the Board may, but is not obligated to, require that the Participant pay to the Company an amount in cash (the “Forfeiture Amount”) up to (but not in excess of) the amount paid in settlement of the Performance Units.

(c)     This Paragraph 10 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Company with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 10 shall not apply to the Participant following the effective time of a Change in Control.

(d)    Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, the Participant agrees that the Company may also require that the Participant repay to the Company any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the common units of the Partnership are listed for trading.

11.    Taxes. Pursuant to the applicable provisions of the Plan, the Company or its designated representative shall have the right to withhold applicable taxes from the common units and cash amount otherwise payable to the Participant due to the vesting of Performance Units pursuant to Paragraph 2, or from other compensation payable to the Participant (to the extent consistent with Section 409A of the Code), at the time of the vesting of the Performance Units and delivery of the cash settlement amount. Because the Participant is an employee of MPC, , and provides beneficial services to the Company through Participant’s employment with MPC, MPC as the employer of Participant, shall be the designated representative for purposes of payroll administration of the Award and withholding of applicable taxes at the time of vesting.

12.    No Unitholder Rights. The Participant shall in no way be entitled to any of the rights of a unitholder as a result of this Award Agreement.

13.    Nonassignability. Upon the Participant’s death, the Performance Units may be transferred by will or by the laws governing the descent and distribution of the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Performance Units shall have no effect.

14.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

15.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

16.    Officer Holding Requirement. Participant agrees that any common units received by the Participant in settlement of this Award shall be subject an additional holding period of one year from the date on which the Award is settled, during which holding period such common units (net of any common units used to satisfy the applicable tax withholding requirements) may not be sold or transferred by the Participant. This holding requirement shall cease to apply upon the death, retirement or other separation from service of the Participant during the holding period.

17.    Definitions. For purposes of this Award Agreement:

“Beginning Unit Price” means the average of the daily closing price of a common unit of the Partnership for the twenty (20) trading days immediately prior to the commencement of the Performance Cycle, historically adjusted, if necessary, for any split, dividend, recapitalizations, or similar corporate events that occur during the measurement period.

“DCF Per Common Unit” means the quotient obtained by dividing (A) the Partnership’s distributable cash flow available to general and limited partners (as reported in the Partnership’s financial statements) for all periods during the DCF Measurement Period less all such amounts attributable to the general partner interest and the incentive distribution rights in the Partnership, by (B) the weighted average number of common units in the Partnership outstanding during the DCF Measurement Period.

“Employment” means employment with the Company or any of its subsidiaries or affiliates including but not limited to MPC and its subsidiaries and affiliates. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Company or the Subsidiary or affiliate that either (i) employs the Participant or (ii) employed the Participant immediately prior to the Participant’s termination of Employment.

“End Unit Price” means the average of the daily closing price of a common unit of the Partnership for the twenty (20) trading days prior to the end of the Performance Cycle.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Company is required, pursuant to a determination made by the Securities and Exchange Commission or by the Board, or any authorized subcommittee of the Board, to prepare a material accounting restatement due to the noncompliance of the Company with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Board determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Board concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Company.

“Good Reason” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date (the “CIC Plan”), and such definition and associated terms are hereby incorporated into this Award Agreement by reference. For the avoidance of doubt, terms in the CIC Plan that have been incorporated into this Award Agreement shall be construed in the context of the applicable event; for example, for purposes of determining whether a Participant has Good Reason, the term “Corporation” in the definition of Good Reason in the CIC Plan shall be interpreted as the Company or any of its subsidiaries. The Board shall have the discretion over such interpretations.

“Mandatory Retirement” means, as determined by the Board of Directors of MPC, the mandatory retirement age of 65 for Participants who are in bona fide executive or in high policymaking positions and in Grades 19 and above if: (1) the Participant has been employed in such capacity for the two-year period immediately prior to mandatory retirement; and (2) the Participant is entitled to the minimum retirement benefit specified by federal law for persons who hold positions to which mandatory retirement may lawfully apply. Mandatory Retirement is required by the earlier of the first of the month coincident with or immediately following the Participant’s 65th birthday.

“Payout Percentage” means the percentage (between 0% and 200%) determined by the Board in accordance with the procedures set forth in Paragraph 2, which shall be used to determine the Payout Value.

“Payout Value” means, for each Performance Unit, the product of the Payout Percentage and $1.00.

“Peer Group” means the group of companies that are pre-established by the Board which principally represent a group of selected peers, or such other group of companies as selected and pre-established by the Board.

“Performance Cycle” means the period from January 1, 2017 to December 31, 2019.

“Qualified Termination” means a Participant’s separation from service (as defined in Section 409A of the Code, and regulations promulgated thereunder) with the Company or any of its subsidiaries within the two-year period after the date of a Change in Control unless such separation from service is (i) due to death or Disability, (ii) by the Company for Cause, (iii) by the Participant without Good Reason, or (iv) on or after the date that the Participant attains age 65. If a Participant separates from service prior to a Change in Control and such separation from service is other than (A) due to death or Disability, (B) by the Company for Cause, (C) by the Participant without Good Reason, or (D) on or after the date that the Participant attains age 65, the Participant will be deemed to have a Qualified Termination prior to a Change in Control so long as the Participant reasonably demonstrates that such separation from service was at the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Change in Control. For purposes of this Award Agreement, the definition of “Change in Control” under the CIC Plan, and its associated terms, are hereby incorporated into this Award Agreement by reference, and used herein to determine whether a Qualified Termination has occurred; provided, however, that Change in Control for purposes of determining whether a separation from service is a Qualified Termination shall include a Change in Control of either MPC, as the direct employer of the Participant, or a Change in Control of the Partnership. For the avoidance of doubt, terms in the CIC Plan incorporated into this Award Agreement shall be construed in the context of the applicable event; for example, for purposes of determining whether Change in Control has occurred, the term “Board” in the definition of Change in Control in the CIC Plan shall be interpreted as the Board, as defined in the Plan.

"Retirement" means (a) for a Participant with ten or more years of Employment, termination on or after the Participant's 50th birthday, or (b) termination on or after the Participant’s 65th birthday.

“Total Unitholder Return” or “TUR” means for the Company and each entity in the Peer Group the number derived using the following formula:

(End Unit Price – Beginning Unit Price) + Cumulative Cash Distributions
Beginning Unit Price.

“TUR Performance Percentile” means the percentile ranking of the Company’s Total Unitholder Return for a performance period among the Total Unitholder Returns of the Peer Group companies, ranked in descending order, for the performance period as determined at the end of the Performance Cycle.

MPLX GP LLC

By:
Authorized Officer